Exhibit 10.33.1

FIRST AMENDMENT

TO

NATIONAL CINEMEDIA, INC.

2008 PERFORMANCE BONUS PLAN

NATIONAL CINEMEDIA, INC., a Delaware corporation (the “Company”) sponsors the National CineMedia, Inc. 2008 Performance Bonus Plan (the “Plan”). This First Amendment to the Plan is made effective as of January 1, 2009 (“Effective Date”).

RECITALS

A. Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) requires a nonqualified deferred compensation plan to meet specified design and operational requirements. Bonus awards made under the Plan may be considered to provide a form of nonqualified deferred compensation.

B. The Company hereby amends the Plan to comply with a regulatory exception from the requirements of Section 409A for short-term deferrals, or if necessary, to comply with the requirements of Section 409A of the Code and the final Treasury Regulations thereunder.

AMENDMENT

1. A new paragraph, Section 409A, is hereby added immediately following the Eligibility paragraph, to read in its entirety as follows:

Section 409A

(a) Delay in Payment. Notwithstanding anything contained in this Plan or a bonus award to the contrary, if the Eligible Employee is deemed by the Company at the time of the Eligible Employee’s “separation from service” with the Company and its related entities to be a “specified employee,” any “nonqualified deferred compensation” to which the Eligible Employee is entitled under the Plan in connection with his or her separation from service after taking into account all applicable exceptions from Section 409A, shall not be paid until the date that is the first business day following the six month period after the Eligible Employee’s separation from service (or if earlier, his or her death). Such delay in payment shall only be effected with respect to each separate payment to the extent required to avoid adverse tax treatment to the Eligible Employee under Section 409A of the Code. Any bonus award which would have otherwise been paid during the delay period in the absence of this provision shall be paid to the Eligible Employee (or his or her beneficiary or estate) in a lump sum payment on the first business day following the expiration of the delay period.

(b) Key Definitions. For purposes of this Plan, the terms “separation from service,” “specified employee” and “nonqualified deferred compensation” shall have the meanings ascribed to the terms pursuant to Section 409A and other applicable guidance.

(c) Amendments. Notwithstanding anything in the Plan to the contrary, this Plan and bonus awards granted under this Plan are intended to be eligible for certain regulatory exceptions to the limitations of, or to comply with, the requirements of Section 409A of the Code. The Compensation Committee of the Board of Directors of the Company, in the exercise of its sole discretion and without the consent of the Eligible Employee, may amend or modify the terms of an award in any manner and delay the payment of any amounts payable pursuant to an award to the minimum extent necessary to reasonably comply with the requirements of Section 409A of the Code, provided that the Company shall not be required to assume any increased economic burden. No action taken by the Compensation Committee with respect to the requirements of Section 409A of the Code shall be deemed to adversely affect an Eligible Employee’s rights with respect to a bonus award or to require the consent of such Eligible Employee. The Compensation Committee reserves the right to make additional changes to the Plan and bonus awards from time to time to the extent it deems necessary with respect to Section 409A of the Code.

This First Amendment has been executed on the date set forth below, to be effective as of the Effective Date set forth above.

NATIONAL CINEMEDIA, INC. The Company

By:	/s/ Kurt C. Hall
National CineMedia, Inc., as Managing Member Kurt C. Hall, President and Chief Executive Officer

Date: February 23, 2009

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